Exhibit 107
Calculation of Filing Fee Tables Form S-4
(Form Type)

Adobe Inc.
(Exact Name of Registrant Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Time	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457(f)(2) and 457(f)(3)	23,949,578 shares(2)	N/A	$0.00(3)	$110.20 per $1,000,000	$0.00
Fees Previously Paid	N/A
Carry Forward Securities
Carry Forward Securities	N/A
	Total Offering Amounts					$0.00		$0.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

(1)
This registration statement relates to the registration of the maximum number of shares of common stock, par value $0.0001 per share, of the registrant (the “Adobe common stock”) estimated to be issuable by the registrant in connection with the first merger and the other transactions described in the enclosed consent solicitation statement/prospectus and the Agreement and Plan of Merger, dated as of September 15, 2022 (the “merger agreement”), by and among the registrant, Saratoga Merger Sub I, Inc., a wholly owned subsidiary of the registrant, Saratoga Merger Sub II, LLC, a wholly owned subsidiary of the registrant, Figma, Inc. (“Figma”) and Fortis Advisors LLC, in its capacity as the representative of the Figma stockholders.

(2)
Represents the maximum number of shares of Adobe common stock estimated to be issuable upon completion of the first merger described in the enclosed consent solicitation statement/prospectus in exchange for the cancellation of 281,301,606 shares of common stock, par value $0.00001 per share, of Figma (the “Figma common stock”) (which is the sum of (a) 165,202,505 unrestricted shares of Figma common stock outstanding as of November 9, 2022, (b) 260,580 shares of Figma common stock subject to the Figma warrant, (c) 5,088,649 restricted shares of Figma common stock that may vest prior to the first merger existing as of November 9, 2022 and (d) an estimated maximum of 110,749,872 shares of Figma common stock that may be issued or vest prior to the first merger in respect of Figma equity awards existing as of the date of this registration statement or that may be granted prior to the first merger), and 247,818,792 shares of preferred stock, par value $0.00001 per share, of Figma (“Figma preferred stock” and, together with the Figma common stock, the “Figma capital stock”) outstanding as of November 9, 2022.

(3)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(2) and 457(f)(3) under the Securities Act. Figma is a private company, no market exists for its securities and it has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is (A) one-third of the aggregate par value of the Figma securities expected to be exchanged pursuant to the merger agreement, less (B) $10,343,355,891, the estimated aggregate amount of cash to be paid by the registrant in exchange for the cancellation of such shares of Figma capital stock. As the foregoing calculation results in a negative number, the maximum aggregate offering price has been estimated as $0.00.